Exhibit 10.48

As in effect on March 7, 2007

Table of Contents

1.	Introduction	1

2.	Definitions	1

3.	Normal Retirement	2

4.	Early Retirement	3

5.	Non-Vested Termination of Employment	3

6.	Vested Termination	3

7.	Normal Form of Pension	4

8.	Optional Forms of Pension	4

9.	Death Before Benefits Payment	5

10.	Disability	5

11.	Administration	5

12.	Non-Alienation of Benefits	6

13.	Conflicts or Inconsistencies	6

14.	Amendments	6

15.	General Provisions	6

1.	Introduction

1.1	The present document constitutes the Supplementary Pension Plan for Steven Barker, hereinafter called the “Supplementary Pension Plan”.

1.2	The purpose of the Supplementary Pension Plan is to provide Steven Barker with additional retirement benefits in excess of those that may be payable in accordance with the provisions of the Base Plans.

2.	Definitions

2.1	Accrued Basic Pension: at any date, the product of (a) and (b) defined below:

a)	fifty percent (50%) of the Best Average Earnings on such date;

b)	a fraction, the numerator of which shall be equal to the number of the employee’s completed years of Continuous Service or 15, whichever is less, and the denominator of which shall be 15.

2.2	Actuarial Equivalent: Actuarial Equivalent as defined under the Domtar US Salaried Pension Plan (Exhibit C).

2.3	Base Plans: the Domtar US Salaried Pension Plan (Exhibit C) and the Domtar US Salaried 401(k) Plan.

2.4	Best Average Earnings: the annualized average Earnings of the Senior Executive Employee during the 48 months prior to the date of Separation from Service. For purposes of the calculation required by this Section 2.4, Earnings shall be attributed to the month in which they are actually paid to the Senior Executive Employee.

2.5	Board: the Board of Directors of Domtar Corporation.

2.6	Code: the U.S. Internal Revenue Code of 1986, as amended.

2.7	HR Committee: the Human Resources Committee of the Board.

2.8	Company: means Domtar Corporation and any of its subsidiaries or affiliated companies.

2.9	Continuous Service: the total period of continuous service rendered by the Senior Executive Employee to the Company.

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2.10	Earnings: base salary, annual incentive bonuses and any cash base salary or annual incentive bonus which the Senior Executive Employee elects to defer, and excludes, severance payments of any kind, retainer fees, signing bonuses and any other extraordinary bonuses.

2.11	Normal Retirement Date: with respect to a Senior Executive Employee, the first day of the month coinciding with or immediately following the Senior Executive Employee’s sixty-fifth (65th) birthday.

2.12	Section 409A: section 409A of the Code and the rules, regulations and guidance promulgated thereunder.

2.13	Senior Executive Employee: a member of the Management Committee of the Company who is a participant in the Base Plans and who has been permitted by the HR Committee to participate in this Supplementary Pension Plan. Effective from March 7, 2007, Steven Barker is the only Senior Executive Employee allowed to participate in this Supplementary Pension Plan. No other Senior Executive Employee will be allowed to join this Supplementary Pension Plan thereafter.

2.14	Separation from Service: occurs (or a Senior Executive Employee Separates from Service) when the Senior Executive Employee ceases to be employed by the Company and all entities considered a single employer with the Company under Code Sections 414(b) and (c) as a result of the Senior Executive Employee’s death, retirement, or other termination of employment. Whether a Separation from Service takes place is based on all the relevant facts and circumstances and determined in accordance with Section 409A.

2.15	Spouse: the Senior Executive Employee’s lawful spouse on the date benefits commence to be paid in accordance with Section 7 determined without regard to any required six (6) month delay thereunder.

3.	Normal Retirement

A Senior Executive Employee who Separates from Service, for a reason other than death, on or beyond his Normal Retirement Date shall receive from the Company, in accordance with the Supplementary Pension Plan, a monthly pension of one twelfth of the excess of (a) over (b) below:

(a)	his Accrued Basic Pension, determined on his retirement date;

(b)	any annuity payable to or on behalf of the Senior Executive Employee under the Base Plans, which are attributable to contributions made by the Company and assuming, when applicable, the employee is electing the level of contribution that maximizes the Company’s contributions. Such annuities shall be calculated assuming the Senior Executive Employee elects a Joint and Survivor 50% annuity determined on his retirement date as the payment method under the Base Plans.

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4.	Early Retirement

A Senior Executive Employee who Separates from Service, for a reason other than death, before his Normal Retirement Date but on or after age 55 and after he has completed at least 15 years of Continuous Service with the Company, shall receive from the Company, in accordance with the Supplementary Pension Plan, a monthly pension determined as in Section 3 above, except that the Accrued Basic Pension determined in accordance with paragraph (a) of Section 3 shall be reduced by one third of one percent (1/3%) for each calendar month between his early retirement date and the date of his sixty-second (62nd) birthday.

5.	Non-Vested Termination of Employment

A Senior Executive Employee who Separates from Service, for a reason other than death, before completing five (5) years of Continuous Service, is not entitled to any benefit under the Supplementary Pension Plan.

6.	Vested Termination

A Senior Executive Employee who Separates from Service, for a reason other than death, after completing five (5) years of Continuous Service but prior to becoming eligible for the early retirement benefit described in Section 4 shall receive from the Company, in accordance with the Supplementary Pension Plan, a monthly pension determined as in Section 3 above, payable from his Normal Retirement Date, and multiplied by the appropriate percentage as follows:

Complete Years of Continuous Service	Applicable Percentage
5	50%
6	60%
7	70%
8	80%
9	90%
10 or more	100%

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7.	Normal Form of Pension

The normal form of pension payable under the Supplementary Pension Plan shall consist of monthly benefits payable in equal amounts starting on the first day of the month coinciding with or following the month of the Senior Executive Employee’s date of Separation from Service and on the first day of every subsequent month for the life of the Senior Executive Employee; provided, however, that any such monthly payment that is subject to Section 409A and that would otherwise be payable within six months following the Senior Executive Employee’s Separation from Service shall be delayed and paid on the first day of the month following the six-month anniversary of the Senior Executive Employee’s Separation from Service to the extent necessary to comply with Section 409A. Upon the death of the Senior Executive Employee, a monthly payment equal to 50% of the monthly amount paid to the Senior Executive Employee will be paid to his surviving Spouse, if any.

8.	Optional Forms of Pension

(a)	The Senior Executive Employee may elect to receive the pension to which he is entitled in any of the optional forms of payment provided under the Base Plans that constitutes a “life annuity” within the meaning of U.S. Treas. Reg. 1.409A-2(b)(2)(ii). Any such election must be made prior to the date that any benefit is paid or provided under the Supplementary Pension Plan and benefit payments pursuant to any such election must commence on the same date that the normal form of payment described in Section 7 would otherwise have commenced (taking into account any six-month delay required under Section 7).

The optional forms of payment that may be elected by the Senior Executive Employee under the Base Plans are set forth in the Appendix to the Supplementary Pension Plan, which Appendix shall be updated from time to time as necessary to reflect any relevant changes to the Base Plans.

Payment of the pension due in accordance with the Supplementary Pension Plan shall be the Actuarial Equivalent of the pension to which the Senior Executive Employee would otherwise be entitled under the normal form of payment described in Section 7.

(b)

Alternatively, the Senior Executive Employee may prior to December 15, 2008 make an election to receive the pension to which he is entitled as a series of substantially equal monthly payments for a period of 120 months commencing on the same date that payment under the normal form of payment described in Section 7 would otherwise have commenced (without taking into account any six-month delay required under Section 7, with any payment that would have otherwise been paid during such six-month period delayed (if required) and paid as provided in Section 7), and which continue at the same level to the Senior

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Executive Employee’s Spouse (or, subject to the prior written consent of his spouse at the time such election is made, one or more other beneficiaries designated in writing by the Senior Executive Employee prior to the date on which benefit payments are scheduled to commence determined without regard to any six-month delay required under Section 7) if he dies prior to the completion of such 120-month period. Any such election must be delivered to the Company prior to the date that any benefit is to be paid or provided under the Supplementary Pension Plan (determined without regard to any six-month delay required under Section 7) and in any event prior to December 15, 2008, and shall be irrevocable. The benefit to be paid pursuant to any such election shall be the Actuarial Equivalent of the benefit to which the Senior Executive Employee would otherwise be entitled under Section 3, 4 or 6, as applicable. For the avoidance of doubt, upon delivery to the Company of any such election, Section 8(a) shall have no further force or effect.

9.	Death Before Benefits Payment

If a Senior Executive Employee dies prior to the date that payment of his pension benefits is scheduled to commence, determined in accordance with Sections 3, 4, 6, 7, and/or 8, as applicable and without regard to any six-month delay required thereunder, no benefit shall be payable nor due in accordance with the Supplementary Pension Plan.

10.	Disability

A Senior Executive Employee who is considered disabled under the Base Plans, and who continues, on that basis, to accrue credited service and pension credits under the Domtar US Salaried Pension Plan, shall continue to accrue Credited Service for the purposes of the Supplementary Pension Plan.

Benefits will only be paid from the Supplementary Pension Plan upon the Senior Executive Employee’s actual Separation from Service, as described in Sections 3, 4, 5, or 6, as applicable.

11.	Administration

The HR Committee is responsible for the administration of the Supplementary Pension Plan, the supervision of its application and the interpretation of its provisions.

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12.	Non-Alienation of Benefits

No benefit payable under the provisions of the Supplementary Pension Plan shall be in any manner capable of anticipation, surrender, commutation, alienation, sale, transfer, assignment, pledge, encumbrance or charge; nor shall any such benefit be in any manner subject to the debts, contracts, liabilities, engagements or torts of the person entitled to such benefit, except as specifically provided in any applicable legislation.

13.	Conflicts or Inconsistencies

In the event of any conflict or inconsistency between the provisions of the Supplementary Pension Plan and the provisions of the Base Plans, the provisions of the Supplementary Pension Plan shall prevail.

14.	Amendments

The Company reserves the right to amend or terminate the Supplementary Pension Plan at any time. Subject to Section 15.7, no amendment or termination shall adversely affect any benefits that have accrued up to the effective date of such change, based on Earnings, Continuous Service and Base Plans accrued benefits up to that date, which effective date shall not precede the date on which the change is communicated to the Senior Executive Employee. Notwithstanding the foregoing, any amendment to this Supplementary Pension Plan which is the result of a change to the Base Plans shall take effect as of the same date as applicable in respect of the amendment to the Base Plans.

15.	General Provisions

15.1	Currency

All amounts under the Supplementary Pension Plan shall be in U.S. currency.

15.2	Withholding and reporting

All payments under the Supplementary Pension Plan are expressed on a pre-tax basis and shall be subject to applicable withholding tax and reporting pursuant to applicable legislation.

15.3	Interpretation

The Supplementary Pension Plan shall be interpreted, with respect to a Senior Executive Employee, in accordance with the laws of the same jurisdiction as applicable for purposes of the Senior Executive Employee’s employment agreement with the Company, which is in force at the relevant time, or in the absence of any such employment agreement, with the law of the State of South Carolina.

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15.4	Entire Agreement

The Supplementary Pension Plan supersedes and replaces any and all prior plans, agreements, arrangements or understandings between the Company and the Senior Executive Employee regarding any retirement benefits to be provided to the Senior Executive Employee in excess of those that may be payable in accordance with the provisions of the Base Plans.

15.5	Severability

Should any of the provisions of the Supplementary Pension Plan and/or conditions be illegal or not enforceable, it or they shall be considered severable and the Supplementary Pension Plan and the remaining conditions shall remain in full force and effect and be binding upon the parties as though the said provision or provisions had never been included.

15.6	Enurement

The Supplementary Pension Plan shall enure to the benefit of and be binding upon the respective successors of the parties hereto, and the heirs, administrators and legal representatives of the Senior Executive Employee.

15.7	Section 409A

Neither the Company nor any of its directors, officers or employees shall have any liability to the Senior Executive Employee in the event Section 409A applies to any benefit paid or provided pursuant to the Supplementary Pension Plan in a manner that results in adverse tax consequences for such the Senior Executive Employee or any of his beneficiaries or transferees. The HR Committee may unilaterally amend, modify or terminate any benefit provided under the Supplementary Pension Plan if it determines, in its sole discretion, that such amendment, modification or termination is necessary or advisable to comply with applicable U.S. law as a result of changes in law or regulation or to avoid the imposition of an additional tax, interest or penalty under Section 409A.

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APPENDIX

Optional Forms of Payment Available under the Base Plans as of March 7, 2007

Domtar US Salaried Pension Plan (Exhibit C):

•	Level single annuity under Option A of Section 7.04(a)

•	Level joint and 50% or 100% survivor annuity under Option B of Section 7.04(a)

•	Period certain and life annuity under Option D of Section 7.04(a), excluding for purposes of the Supplementary Pension Plan the ability to make any commuted value lump-sum payments thereunder

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